                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Polymer Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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



                                   Notice of
                      1999 Annual Meeting of Stockholders
                                      and
                                Proxy Statement

LOGO

4838 Jenkins Avenue
North Charleston, South Carolina 29405

                                                                 April 14, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders which will be held on Thursday, May 20, 1999, at 11:00 a.m., local time, at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401.

  The Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

  It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the envelope provided. If you attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

                                          Sincerely,

                                          /s/ Jerry Zucker
                                          Jerry Zucker
                                          Chairman, President and Chief
                                          Executive Officer

                              Polymer Group, Inc.

                              4838 Jenkins Avenue
                    North Charleston, South Carolina 29405

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

  The 1999 annual meeting (the "Annual Meeting") of stockholders of Polymer Group, Inc. (the "Corporation" or the "Company") will be held on Thursday, May 20, 1999, at 11:00 a.m., local time, at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401, to consider and take action with respect to the following matters:

    (1) The election of three directors for three-year terms or until their successors are duly elected and qualified.

    (2) The ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending January 1, 2000.

    (3) The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  Holders of record of the Corporation's Common Stock at the close of business on April 5, 1999, are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          /s/ James G. Boyd

                                          James G. Boyd
                                          Secretary

April 14, 1999

  Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed Proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting.

                              Polymer Group, Inc.

                              4838 Jenkins Avenue
                    North Charleston, South Carolina 29405

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                                 May 20, 1999

                               ----------------

  This proxy statement (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Polymer Group, Inc. (the "Corporation" or the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 1999 annual meeting (the "Annual Meeting") of stockholders to be held on May 20, 1999 at the Harbour Club, 35 Prioleau Street, Charleston, South Carolina 29401, and at any adjournments or postponements thereof. Proxy Statements and proxies are being mailed to stockholders on or about April 16, 1999.

  When you sign and return the enclosed proxy, the shares represented thereby will be voted in accordance with the directions noted thereon. If no direction is indicated, the shares represented thereby will be voted FOR the slate of directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for the year ending January 1, 2000 (fiscal 1999) and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the judgment of the person or persons voting on such matter or matters.

  Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

  Each outstanding share of Common Stock entitles the holder thereof to one vote. Holders are not entitled to vote fractional shares. On April 5, 1999, the record date, there were 32,000,000 shares of Common Stock outstanding. The presence in person or by proxy of the holders of a majority of such shares of Common Stock shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), such shares will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. The New York Stock Exchange considers broker non-votes to be neither present nor entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of seven directors divided into three classes. The term of each class expires in different years. The three nominees for election to the Board of Directors this year to serve for three-year terms or until their successors are duly elected and qualified are David A. Donnini, Duncan M.

O'Brien, Jr. and L. Glenn Orr, Jr. Messrs. Donnini, O'Brien and Orr are currently directors of the Corporation. The Board of Directors expects all nominees named herein to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

  Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulate voting as to any matter, including the election of directors.

  The following sets forth information as to each director and nominee for director as of April 5, 1999, including age, principal occupation and employment during the past five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Corporation.

  The Board of Directors recommends a vote "FOR" the re-election of Messrs. Donnini, O'Brien and Orr to the Board of Directors.

Nominees for Board of Directors

  David A. Donnini, 33, has served as a Director of the Corporation since its inception. Mr. Donnini has been a Principal of Golder, Thoma, Cressey, Rauner, Inc. ("Golder, Thoma") since 1993 and a Principal of GTCR Golder Rauner, L.L.C. ("Golder Rauner") since January 1998. From 1991 to 1993, Mr. Donnini was an Associate with Golder, Thoma. Prior to joining Golder, Thoma in 1991, Mr. Donnini attended The Stanford Graduate School of Business. Mr. Donnini is also a director of Coinmach Laundry Corporation.

  Duncan M. O'Brien, Jr., 39, has served as a Director of the Corporation since September 1998. Mr. O'Brien has been Vice Chairman, Director of Investment Banking, of George K. Baum & Company, an investment banking firm, since June 1998. Prior thereto, from 1984 until April 1998, Mr. O'Brien was with Goldman, Sachs & Co., an investment banking firm, serving most recently as a Vice President.

  L. Glenn Orr, Jr., 58, has served as a Director of the Corporation since February 1997. Mr. Orr has been Chairman, President and Chief Executive Officer of Orr Management Company, a management consulting firm, since February 1995. Prior thereto, from October 1990 until February 1995, Mr. Orr was Chairman, President and Chief Executive Officer of Southern National Corporation, a bank holding company which merged with BB&T Corp. in 1995. Mr. Orr is also a director of Ladd Furniture Company and Highwood Properties.

Current Directors

  Jerry Zucker, 49, has served as Chairman, President, Chief Executive Officer and a Director of the Corporation since its inception. In addition to his duties with the Corporation, Mr. Zucker presently serves as Chairman, President, Chief Executive Officer and a Director of The InterTech Group, Inc. ("InterTech"), one of the Corporation's principal stockholders, and has served in this capacity since 1983.

  James G. Boyd, 54, has served as Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director of the Corporation since its inception. In addition to his duties with the Corporation, Mr. Boyd presently serves as Executive Vice President, Treasurer, Secretary and Director of InterTech and has served in this capacity since 1986.

  Bruce V. Rauner, 43, has been a Director of the Corporation since its inception. Mr. Rauner has been a Principal of Golder, Thoma since 1984, and has been a Principal of Golder Rauner since January 1998, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner is also a Director of Province Healthcare Company, Lason, Inc., Coinmach Laundry Corporation and Metamor Inc.

  Michael J. McGovern, 36, has been a director of the Corporation since May 1996. Mr. McGovern has served as a Managing Director in the Global Investment Banking Division of Chase Securities Inc. since April 1996. Prior thereto, Mr. McGovern was a Managing Director in the Global Corporate Finance division of The Chase Manhattan Bank, N.A. from January 1996 until April 1996. Mr. McGovern was a Vice President in Global Corporate Finance for The Chase Manhattan Bank, N.A. from December 1990 until January 1996.

Senior Officers (Other Than Those who are Directors and Listed Above)

  James L. Schaeffer, 48, has served as Vice President and Chief Operating Officer, Nonwovens since February 1998. Mr. Schaeffer served as Group Vice President--Operations and General Manager (Americas), Nonwovens from March 1995 through February 1998. From 1992 until March 1995, Mr. Schaeffer served as Vice President--Operations/Engineering of FiberTech Group, Inc. ("FiberTech"), a wholly-owned subsidiary of the Corporation. Prior to joining FiberTech, Mr. Schaeffer served as General Manager for Scott Nonwovens at the Landisville facility from 1990 to 1992.

  S. Grant Reeves, 43, has served as Vice President and Chief Operating Officer, Oriented Polymers Division since February 1998. From February 1994 through February 1998, Mr. Reeves also served as a Vice President of the Company. Mr. Reeves joined InterTech in 1986, where he served as Controller of Reemay, Inc. ("Reemay"), a former InterTech affiliate, through December 1987. From January 1988 through June 1991, Mr. Reeves served as Vice President-- Finance and Manufacturing for RM Engineered Products, Inc., a former InterTech affiliate. From June 1991 through January 1994, Mr. Reeves served as General Manager at Fabrene, Inc., ("Fabrene"), a wholly-owned subsidiary of the Corporation.

  Thomas E. Phillips, 49, has served as Group Vice President--Sales (Americas), Finance, Information Technology and Human Resources, Nonwovens since February 1998. Mr. Phillips served as Group Vice President--Finance, Systems and Administration, Nonwovens from March 1995 through February 1998. From 1993 until March 1995, Mr. Phillips served as General Manager and Vice President of FiberTech. Prior to joining FiberTech, Mr. Phillips served as a Vice President (1986-1992) and a Senior Vice President (1992-1993) of Reemay, where his responsibilities included financial, systems, human resources and administrative functions.

  Rolf J. Altdorf, 45, has served as Vice President--Europe, Nonwovens since July 1998. From March 1995 to July 1998, Mr. Altdorf served as Managing Director and Vice President--Marketing and Sales of Chicopee B.V., a subsidiary of the Corporation, in Cuijk, The Netherlands. From October 1985 to March 1995, Mr. Altdorf served in several different capacities in the research and development, marketing and European projects departments of Johnson & Johnson in Dusseldorf, Germany and Cuijk, The Netherlands.

  Richard L. Ferencz, 54, has served as Group Vice President--Advanced Technology and Engineering, Nonwovens since February 1998. From March 1996 to February 1998, Mr. Ferencz served as Vice President--Advanced Technology and Engineering of the Company. From 1992 to 1996 Mr. Ferencz served as Vice President of Engineering of the Company. Prior to joining the Company, Mr. Ferencz served as Director of Systems of Reemay (1986-1992).

  Peter C. Bourgeois, 55, has served as Group Vice President and General Manager--Fabrene and DIFCO Performance Fabrics, Inc., a wholly-owned subsidiary of the Corporation, since February 1998. Mr. Bourgeois served as Vice President, Wovens from 1993 through February 1998. Mr. Bourgeois served as Vice President--Marketing and Sales for Fabrene from June 1989 until 1993.

  There are no family relationships among the foregoing persons.

Board and Committee Meetings

  The Board of Directors held four meetings (exclusive of committee meetings) in person during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. Each current director attended 75% or more of the number of meetings held during the preceding fiscal year of the Board of Directors and any committees on which such director served.

  Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Donnini, Orr and Rauner. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation. The Compensation Committee met twice during the preceding fiscal year.

  Stock Option Committee. The 1996 Key Employee Stock Option Plan Committee (the "Stock Option Committee") of the Board of Directors consists of Messrs. Donnini and Rauner. The Stock Option Committee is empowered to grant options to purchase Common Stock of the Corporation. The Stock Option Committee did not meet during the preceding fiscal year.

  Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Donnini, McGovern, O'Brien and Rauner. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee met three times during the preceding fiscal year.

  The Corporation does not have a nominating committee.

Compensation of Directors

  Management directors are not entitled to receive any fees for their service on the Board of Directors. Non-management directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. In addition, all non-management directors received $2,500 per meeting attended for service on the Board of Directors during 1998 and $500 for any committee meetings attended during 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from January 4, 1998 through January 2, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation by the Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Corporation for the year ending January 1, 2000 (fiscal
1999) and to perform other appropriate accounting services.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent auditors will be considered by the Board of Directors upon recommendation by the Audit Committee.

  The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors.

                                OTHER BUSINESS

  At the date of this Proxy Statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in the discretion of the proxy holders.

                              SECURITY OWNERSHIP

  The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the chief executive officer and the five other most highly compensated executive officers, all beneficial owners of more than five percent of the Common Stock known to the Corporation and the directors and executive officers as a group is furnished as of April 5, 1999, except as otherwise indicated.

                                                              Common Stock
                                                          ---------------------
                                                          Number of  Percent of
Name                                                      Shares(1)   Class(2)
----                                                      ---------- ----------
Jerry Zucker(3)(4)(5)....................................  7,164,427    22.3%
James G. Boyd(4)(5)(6)...................................  4,369,979    13.6
The InterTech Group, Inc.(5)(7)..........................  3,861,208    12.1
Golder, Thoma, Cressey Fund III Limited
 Partnership(4)(5)(8)....................................  7,109,096    22.2
Bruce V. Rauner(8).......................................  7,109,096    22.2
David A. Donnini.........................................     10,000       *
Michael J. McGovern......................................          0       *
Duncan M. O'Brien, Jr.(9)................................      5,000       *
L. Glenn Orr, Jr. .......................................      1,000       *
James L. Schaeffer(10)...................................     18,333       *
S. Grant Reeves(11)......................................     12,333       *
Thomas E. Phillips(12)...................................     14,833       *
Rolf J. Altdorf(13)......................................      2,600       *
Leeway & Co.(5)(14)......................................    795,838     2.5
First Pacific Advisors, Inc.(15).........................  3,737,700    11.7
Dimensional Fund Advisors (16)...........................  1,688,100     5.3
All directors and executive officers as a group (13 per-
 sons)(17)............................................... 14,854,926    46.2

--------
 (1) Each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. The number of shares includes shares of Common Stock subject to options exercisable within 60 days of April 5, 1999.
 (2) Percentages less than one percent are denoted by an asterisk. Shares subject to options exercisable within 60 days of April 5, 1999 are considered outstanding for the purpose of determining the percentage of the class held by the holder of such options, but not for the purpose of computing the percentage held by others.
 (3) Includes 3,214,679 shares held by Mr. Zucker, 4,080 held by Mr. Zucker's wife, 4,460 held in trust for Mr. Zucker's children, 3,599,557 shares held by InterTech, 261,651 shares held by FTG, Inc. ("FTG") and 80,000 shares subject to options. Mr. Zucker is Chairman, Chief Executive Officer and President of InterTech and FTG, and as a result may be deemed to have voting and dispositive power over the shares held by InterTech and FTG.
 (4) Each of these Stockholders has entered into an agreement pursuant to which, upon the occurrence of certain events, Messrs. Zucker and Boyd and Chase Manhattan Investment Holdings, Inc. ("CMIHI") would acquire additional shares of Common Stock from Golder, Thoma, Cressey Fund III Limited Partnership ("GTC Fund III"), which would result in an increase in the ownership of Common Stock by Messrs. Zucker and Boyd and CMIHI and a corresponding decrease in the ownership of Common Stock by GTC Fund III.
 (5) Each of these parties has entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of shares of Common Stock owned by the other parties.
 (6) Includes 478,771 shares held by Mr. Boyd, 3,599,557 shares held by InterTech, 261,651 shares held by FTG and 30,000 shares subject to options. Mr. Boyd is Executive Vice President, Secretary and Treasurer of InterTech and FTG.
 (7) Includes 3,599,557 shares held by InterTech and 261,651 shares held by FTG. The address of InterTech is 4838 Jenkins Avenue, North Charleston, SC 29405.
 (8) All of the reported shares are held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P. is the general partner. Mr. Rauner is a general partner of Golder, Thoma, Cressey & Rauner, L.P., but disclaims beneficial ownership of such shares. The address of GTC Fund III is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, IL 60606-6402.
 (9) Includes 5,000 shares held in an individual retirement account of Mr. O'Brien.
(10) Includes 13,333 shares subject to options.
(11) Includes 8,333 shares subject to options.
(12) Includes 13,333 shares subject to options.
(13) Includes 2,600 shares subject to options.
(14) The address of Leeway & Co. is c/o State Street Bank and Trust Co., Master Trust Division--Q4W, P.O. Box 1992, Boston, MA 02110.
(15) First Pacific Advisors, Inc. reported as of December 31, 1998, shared voting power over 896,200 shares and shared dispositive power over 3,737,700 shares. FPA Paramount Fund, Inc. reported sole voting power over 2,736,500 shares and shared dispositive power over 2,736,500 shares. The information set forth herein is based solely on Form 13Gs filed by such entities for the year ended December 31, 1998. The address for such entities, as so reported, was 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.
(16) Dimensional Fund Advisors ("Dimensional") reported as of December 31, 1998, sole voting and dispositive power over 1,688,100 shares. The information set forth herein is based solely on Form 13G filed by Dimensional for the year ended December 31, 1998. The address of Dimensional, as so reported, was 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(17) Includes shares held by GTC Fund III, InterTech and FTG.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following summary compensation table specifies the components of the Corporation's chief executive officer and five other most highly compensated executive officers (the "Named Executives") compensation packages for the years ended January 2, 1999, January 3, 1998, and December 28, 1996. The Corporation does not maintain any long-term compensation plans.

                                                        Long Term
                                Annual Compensation    Compensation
                                ------------------- ------------------
                                                     Stock  Restricted  All Other
        Name and         Fiscal  Salary             Options   Stock    Compensation
   Principal Position     Year    ($)    Bonus ($)    (#)   Awards ($)    ($)(1)
   ------------------    ------  ------  ---------- ------- ---------- ------------
Jerry Zucker ...........  1998  $932,469 $1,020,000     --     --        $18,090
  Chairman, President     1997   801,313    800,000 200,000    --         25,523
  and Chief
  Executive Officer       1996   858,836    722,056     --     --         32,246
James G. Boyd...........  1998   544,731    675,000     --     --         20,800
  Executive Vice
   President, Chief       1997   460,780    500,000  75,000    --         24,872
  Financial Officer,      1996   505,294    470,694     --     --         21,922
  Treasurer and
  Secretary
James L. Schaeffer......  1998   202,840    170,000     --     --         13,684
  Vice President and      1997   160,581    115,000  50,000    --         10,775
  Chief Operating
  Officer, Nonwovens      1996   148,484    115,000   5,555    --         10,633
  Division
S. Grant Reeves.........  1998   152,952     95,000     --     --         11,660
  Vice President and      1997   144,744     70,000  25,000    --         13,554
  Chief Operating
  Officer, Oriented       1996   133,540     45,000   5,555    --         11,486
  Polymer Division
Thomas E. Phillips......  1998   172,540    140,000     --     --         12,446
  Group Vice President--  1997   160,581    115,000  50,000    --          9,950
  Sales
  (Americas), Finance,    1996   148,484    115,000   5,555    --         10,614
  Information Technology
  and Human Resources,
  Nonwovens Division
Rolf J. Altdorf.........  1998   138,508    134,585     --     --         16,011
  Vice President--        1997   131,115     99,909   7,000    --         13,867
  Europe, Nonwovens
  Division                1996   126,027     74,200   3,000    --         13,451

--------
(1) The following table identifies and quantifies the amount of All Other Compensation for each Named Executive.

                                   Money
                                  Purchase    401(k)       401(h)
                           Fiscal Pension  Corporation  Corporation  Retirement
     Name                   Year    Plan   Contribution Contribution  Annuity
     ----                  ------ -------- ------------ ------------ ----------
Jerry Zucker..............  1998  $13,600     $2,090       $2,400      $  --
                            1997   19,625      1,941        3,957         --
                            1996   26,423      1,941        3,882         --
James G. Boyd.............  1998   13,600      4,800        2,400         --
                            1997   17,875      4,624        2,373         --
                            1996   14,480      4,613        2,829         --
James L. Schaeffer........  1998    7,655      5,124          905         --
                            1997    6,050      4,725          --          --
                            1996    5,647      4,536          450         --
S. Grant Reeves...........  1998    6,937      3,000        1,723         --
                            1997    6,549      5,260        1,745         --
                            1996    6,377      3,406        1,703         --
Thomas E. Phillips........  1998    6,640      5,205          601         --
                            1997    6,050      3,900          --          --
                            1996    5,647      4,517          450         --
Rolf J. Altdorf...........  1998      --         --           --       16,011
                            1997      --         --           --       13,867
                            1996      --         --           --       13,451

  The amounts included under the column entitled "Money Purchase Pension Plan" are amounts paid by the Corporation into a trust fund which provides retirement benefits and, under certain circumstances, death or disability benefits or benefits upon termination of employment.

  The following tables disclose, for the Named Executives, information regarding stock options granted or exercised during, or held at the end of, 1998.

Option Grant Table

  The Corporation did not grant any stock options during 1998.

Option Exercises and Year-End Option Value Table

  Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                                                    Value of Unexercised
                                                          Number of Unexercised     In-the-Money Options
                             Shares                       Options at FY-End (#)         at FY-End ($)
                            Acquired         Value      ------------------------- -------------------------
Name                     on Exercise(1) Realized ($)(1) Unexercisable Exercisable Unexercisable Exercisable
----                     -------------- --------------- ------------- ----------- ------------- -----------
Jerry Zucker............      --              --           120,000      80,000         $ 0          $ 0
James G. Boyd...........      --              --            45,000      30,000           0            0
James L. Schaeffer......      --              --            43,333      12,222           0            0
S. Grant Reeves.........      --              --            23,333       7,222           0            0
Thomas E. Phillips......      --              --            43,333      12,222           0            0
Rolf J. Altdorf.........      --              --             7,400       2,600           0            0

--------
(1) None of the options granted to the Named Executives has been exercised.

The 1996 Key Employee Stock Option Plan

  In March 1996, the Board of Directors of the Corporation approved the 1996 Key Employee Stock Option Plan (the "Key Employee Plan" or "Plan"). The Key Employee Plan was approved by the stockholders of the Corporation in April 1996. The Key Employee Plan is administered by the Stock Option Committee. Any person who is a full-time, salaried employee of the Corporation is eligible to participate in the Plan (a "Participant"). Approximately 1,122 persons are currently eligible to participate in the Key Employee Plan. The Stock Option Committee selects the Participants and determines the terms and conditions of the options. In April 1996, the Board of Directors approved the Plan providing for up to 1,500,000 shares to be issued thereunder, subject to certain adjustments reflecting changes in the Corporation's capitalization. On April 5, 1999, the market value of the Common Stock underlying the 1,500,000 options was $14,812,500. The description of the Key Employee Plan set forth herein is qualified in its entirety by reference to the complete text of such Plan, which is filed as an Exhibit to the Corporation's Registration Statement on Form S-1 (Reg. No. 333-2424), and incorporated herein by reference.

Terms of the Key Employee Plan

  Options granted under the Key Employee Plan may be either incentive stock options ("ISOs") or such other forms of nonqualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of the options will be at least 100% of the fair market value of a share of Common Stock on the date of grant, except that the exercise price of an ISO granted to an individual who directly (or by attribution under Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation will be at least 110% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the Key Employee Plan may be subject to time vesting and certain other restrictions at the Stock Option Committee's sole discretion. Subject to certain exceptions and unless otherwise provided in the Option Agreement, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is not employed by either the Corporation or any subsidiary for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Corporation or any subsidiary, the right to exercise all unexpired installments of such option shall be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 90 days after such date. If the holders of an option are terminated without cause, to the extent the option has vested, such option shall be exercisable for 30 days after such date.

  The Board of Directors has the power and authority to amend the Plan at any time without approval of the Corporation's stockholders; provided, that the Board of Directors shall not amend the Plan to cause any outstanding ISOs to no longer qualify as ISOs or materially increase the benefits or number of shares under the Plan or modify the eligibility requirements without the affirmative approval of the Corporation's stockholders. In addition, the Board of Directors shall not amend the Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

  Supplemental cash payments may also be made in conjunction with options granted under the Key Employee Plan.

Employment and Management Agreements

  Pursuant to management agreements originally entered into in October 1992 (the "PGI Polymer Management Agreements"), Messrs. Zucker and Boyd (collectively, the "Executives") have agreed to serve as President and Chief Executive Officer, and Executive Vice President, Secretary and Treasurer, respectively, of the Corporation's subsidiaries, PGI Polymer, Inc. ("PGI Polymer") and FiberTech Group, Inc. ("FiberTech"). Pursuant to management agreements entered into in March 1995 (the "Chicopee Management Agreements" and, together with the PGI Polymer Management Agreements, the "Management Agreements"), the Executives have agreed to serve in the same capacities for the Corporation's subsidiary, Chicopee, Inc. ("Chicopee"). The Management Agreements provide that the Executives' employment thereunder will continue until the Executive's resignation, permanent disability, death or termination by PGI Polymer's or Chicopee's Board of Directors, as the case may be.

  The PGI Polymer Management Agreements provide for an annual base salary of $250,000 to be paid to Mr. Zucker and an annual base salary of $150,000 to be paid to Mr. Boyd, while the Chicopee Management Agreements provide for an annual base salary of $400,000 to be paid to Mr. Zucker and an annual base of $200,000 to be paid to Mr. Boyd, all of which amounts may be increased as determined in good faith by the Board of Directors. The Management Agreements also provide for a bonus to be paid at the end of each fiscal year to each of the Executives in an amount determined by the Board of Directors, but not to exceed such Executive's base salary.

  The Management Agreements provide that upon the termination of either Executive's employment, such Executive is entitled to receive severance payments equal to either one-half (in the case of death, disability, resignation without good reason or termination for cause) or three times (in all other cases) his annual salary.

  The Corporation has not entered into written employment contracts with any of its other executive officers.

Compensation Committee Interlocks and Insider Participation

  The members of the Corporation's Compensation Committee are Messrs. Donnini and Rauner. Mr. Rauner, a director of the Corporation, is also a general partner of Golder, Thoma, Cressey & Rauner, L.P. Golder, Thoma, Cressey & Rauner, L.P. is the general partner of GTC Fund III, which owns 22.2% of the Corporation's Common

Stock. Messrs. Zucker, Rauner and Donnini served as members of the Compensation Committee of the Board during fiscal year 1995. Mr. Zucker was an officer and an employee of the Corporation during such period.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation. The Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Committee with respect to the executive officers of the Corporation, including the Named Executives.

  This Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy. The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to continuous improvements in corporate performance and increases in shareholder value. The Committee has adopted the following objectives as guidelines for compensation decisions.

  . Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

  . Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions within the Corporation.

  . Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.

  . Implement a balance between short- and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives.

  . Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives and align executive remuneration with the interests of stockholders.

  Compensation Program Components. The Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

  Base Salary. The Corporation's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary. Mr. Zucker's and Mr. Boyd's salaries have been set at $650,000 and $350,000 per year, respectively, pursuant to the Management Agreements, which is comparable to salaries paid for executives holding positions with comparable responsibilities. The Management Agreements provide that the Compensation Committee may increase the base salaries for each year at its discretion. In 1998, Mr. Zucker's and Mr. Boyd's base salaries were increased by the Compensation Committee to $932,469 and $544,731, respectively.

  Annual Incentives. The Management Agreements provide that Messrs. Zucker and Boyd may also receive an annual bonus, determined by the Board of Directors, of up to their base salaries. In 1998, Mr. Zucker's and Mr. Boyd's annual bonuses were $1,020,000 and $675,000 respectively. Although the Management Agreements provide that the annual bonus paid shall not exceed the Executive's base salary, Messrs. Zucker and Boyd were each paid a bonus in excess of his base salary for fiscal 1998 ($1,020,000 versus annual base salary of $932,469 for Mr. Zucker and $675,000 versus annual base salary of $544,731 for Mr.
Boyd) in light of their roles in the origination and execution of the strategic transactions consummated during the year.

  Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Corporation's key employees (including the Named Executives) are eligible to receive either incentive stock options or nonqualified stock options as the Stock Option Committee may determine from time to time, giving them the right to purchase shares of the Corporation's Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock at the date of grant (or such greater amount as the Stock Option Committee may determine). The number of stock options granted to executive officers is based on competitive practices.

  Certain Tax Considerations. Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the Named Executives to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this tax code provision. The Committee currently believes that it has structured the compensation plans for the Named Executives as necessary in order to maximize the Corporation's corporate tax deduction without limiting the Corporation's ability to attract and retain qualified executives.

  Summary. After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through their significant ownership interests in the Corporation. The Committee believes that executive compensation levels at the Corporation are competitive with the compensation programs provided by other corporations with which the Corporation competes. The foregoing report has been approved by all members of the Committee.

                                          COMPENSATION COMMITTEE

                                          David A. Donnini

                                          L. Glenn Orr, Jr.

                                          Bruce V. Rauner

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nonwovens Transactions

  On January 29, 1998, DT Acquisition Inc. ("DT Acquisition"), a special-purpose subsidiary of the Corporation, consummated the Nonwovens Acquisition and the Nonwovens Acquisition Refinancing (each as defined below). The Nonwovens Acquisition and Nonwovens Acquisition Refinancing are collectively referred to as the "Nonwovens Transactions."

The Nonwovens Acquisition

  On December 19, 1997, pursuant to the terms of its Offer to Purchase dated October 29, 1997, as amended (the "Dominion Tender Offer"), DT Acquisition completed the purchase of 98% of the outstanding Common Shares of Dominion Textile Inc. ("Dominion") for Cdn$14.50 per share and 96% of the outstanding First Preferred Shares of Dominion for Cdn$150 per share. On December 29, 1997, DT Acquisition acquired an additional 331,207 Common Shares. The Corporation had previously announced that it had entered into a

Purchase Agreement, dated October 27, 1997, with Galey & Lord, Incorporated ("Galey") to sell the denim and career wear business of Dominion (the "Apparel Fabrics Business") to Galey following the consummation of the Dominion Tender Offer. The Dominion Tender Offer was financed with $215 million of borrowings under DT Acquisition's $600 million senior secured credit facilities, and subordinated advances of $141 million, $69 million and $25 million by Galey, ZB Holdings, Inc. ("ZB Holdings") and the Corporation, respectively. ZB Holdings is a wholly-owned subsidiary of InterTech, an affiliate of the Corporation wholly-owned by Jerry Zucker and James G. Boyd.

  On January 29, 1998, DT Acquisition acquired the remaining Common Shares and First Preferred Shares of Dominion in a compulsory acquisition effectuated pursuant to Section 206 of the Canada Business Corporation Act, and acquired all outstanding Second Preferred Shares pursuant to a notice of redemption issued December 29, 1997. Dominion then underwent a "winding up" pursuant to which all assets of Dominion were transferred to DT Acquisition, all liabilities of Dominion were assumed by DT Acquisition and all of the outstanding Common Shares and First Preferred Shares held by DT Acquisition were redeemed. Pursuant to the 2003 Tender Offer and the 2006 Tender Offer (each as defined below), Dominion Textile (USA) Inc. ("DT USA"), then a wholly-owned subsidiary of Dominion and the issuer of the 2003 Notes and the 2006 Notes (each as defined below), accepted for purchase all 2003 Notes and 2006 Notes validly tendered and not revoked. Immediately thereafter, the Apparel Fabrics Business was sold to Galey for approximately $464.5 million, including related fees and expenses, and the Corporation acquired (the "Nonwovens Acquisition") the assets and liabilities of Dominion that comprised the nonwovens and industrial fabrics operations (the "Nonwovens Business"). The Corporation borrowed approximately $326.6 million under the Amended Credit Facility (as defined below) to finance the Nonwovens Acquisition, for which it paid a gross price of approximately $351.6 million, including related fees and expenses. In connection with the sale of the Apparel Fabrics Business and the Nonwovens Business, DT Acquisition repaid the subordinated advances from Galey, ZB Holdings and the Corporation in full, with accrued interest to date.

  In connection with the formation of DT Acquisition and commencement of the Dominion Tender Offer, (i) the Corporation transferred 3,108,000 common shares of Dominion ("Dominion Common Shares") to DT Acquisition and received 60 common shares of DT Acquisition and a subordinated promissory note of $25.0 million (the "Corporation Contribution Note") and $6.7 million in cash, (ii) InterTech transferred 1,470,000 Dominion Common Shares to DT Acquisition and received 28 common shares of DT Acquisition and a subordinated promissory note of $15.0 million (the "InterTech Contribution Note"), and (iii) ZB Holdings transferred $54.0 million cash to DT Acquisition in exchange for a subordinated promissory note in the same amount from DT Acquisition (the "ZB Holdings Contribution Note"). The Corporation agreed to pay interest on the InterTech Contribution Note and the ZB Holdings Contribution Note at an effective rate of 9.5% per annum. The amounts paid to the Corporation and to InterTech in exchange for their respective shares contributed to DT Acquisition were determined using the Cdn$14.50 per share price offered to all holders of Dominion Common Shares in the Dominion Tender Offer, converted using the then-current exchange rate of Cdn$1.4225 to U.S.$1.00. Interest paid on the InterTech Contribution Note and the ZB Holdings Contribution Note was determined using prevailing market rates for similar investments.

  InterTech purchased its 1,470,000 Dominion Common Shares transferred to DT Acquisition at a total cost of approximately $8.4 million. In addition to the gain realized through the contribution of such shares, InterTech also received $398,900 of accrued interest on the InterTech Contribution Note. DT Acquisition paid ZB Holdings $621,195 of accrued interest on the ZB Holdings Contribution Note. Mr. Zucker also tendered 1,377,000 of personally held Dominion Common Shares in the Dominion Tender Offer for total consideration of $13.9 million, reflecting a gain of $6.2 million. Following the consummation of the Dominion Tender Offer and the sale of the Nonwovens Business and the Apparel Fabrics Business, all shares of DT Acquisition held by InterTech were redeemed for Cdn$1.00 per share. Mr. Zucker is also one of three trustees of a charitable foundation which held and tendered 265,000 Dominion Common Shares to DT Acquisition in the Dominion Tender Offer. Mr. Zucker had no beneficial ownership of or pecuniary interest in such shares.

  In connection with the acquisition by the Corporation of the Nonwovens Business of Dominion, ZB Holdings requested consideration from the Corporation in return for providing a portion of the financing required by the Corporation to complete the tender offer for the outstanding Common Shares and First Preferred Shares of Dominion, which was the first step in the Nonwovens Acquisition. The members of the Board of the Corporation who are "disinterested" for purposes of this transaction engaged independent legal counsel and an independent investment banking firm, to examine this request and advise such directors. Following the review, ZB Holdings received $5.3 million for providing a portion of the financing.

The Nonwovens Acquisition Refinancing

  On January 29, 1998, in connection with the Nonwovens Acquisition, the Corporation amended its Credit Facility (as defined below) with The Chase Manhattan Bank ("Chase Bank") to provide for a $125.0 million secured term loan and to modify certain terms of the revolving portion of the Credit Facility. The Amended Credit Facility provides for revolving credit facilities with an aggregate commitment of up to $325.0 million. Concurrent with the sale of the Apparel Fabrics Business, and pursuant to the 2003 Tender Offer and 2006 Tender Offer, DT USA purchased approximately $145.6 million of its $150.0 million outstanding 2003 Notes and approximately $124.5 million of its $125.0 million outstanding 2006 Notes. Pursuant to both the 2003 Tender Offer and the 2006 Tender Offer, DT USA received the requisite consents from tendering holders to amend the indentures under which the 2003 Notes and the 2006 Notes were issued and paid a consent fee to holders who tendered their notes and delivered consents prior to the expiration of the consent solicitations.

  The Corporation's amendment to the Credit Facility resulting in the Amended Credit Facility and repurchase of the 2003 Notes and 2006 Notes pursuant to the 2003 Tender Offer and 2006 Tender Offer (described more fully below) are collectively referred to as the "Nonwovens Acquisition Refinancing."

2003 Tender Offer and 2006 Tender Offer

  On November 1, 1993, DT USA issued $150.0 million of 8 7/8% Guaranteed Senior Notes due 2003 (the "2003 Notes") pursuant to an indenture, dated as of November 1, 1993, among DT USA, Dominion, as the Parent Guarantor, and First Union National Bank, as successor trustee (the "2003 Notes Indenture"). On April 1, 1996, DT USA issued an additional $125.0 million of 9 1/4% Guaranteed Senior Notes due 2006 (the "2006 Notes") pursuant to an indenture, dated as of April 1, 1996, among DT USA, Dominion and First Union National Bank, as successor trustee (the "2006 Notes Indenture"). Both the 2003 Notes and 2006 Notes are senior indebtedness of DT USA and are guaranteed on a joint and several basis by DT USA and DT Acquisition (formerly Dominion).

  On December 23, 1997, following the initial take-up of Dominion shares by DT Acquisition in the Dominion Tender Offer, DT USA made tender offers to purchase any and all outstanding 2003 Notes and 2006 Notes (the "2003 Tender Offer" and "2006 Tender Offer," respectively), and solicited consents to certain proposed amendments to the 2003 Notes Indenture and 2006 Notes Indenture. The tender of notes in the 2003 Tender Offer and 2006 Tender Offer was contingent upon such holder's consent to the proposed amendments to the 2003 Notes Indenture and the 2006 Notes Indenture, until, in each case, such time that the requisite number of consents to approve the proposed amendments had been obtained and a supplemental indenture relating thereto had been executed. The proposed amendments eliminated substantially all of the protective covenants in each of the 2003 Notes Indenture and the 2006 Notes Indenture.

  The total consideration offered for each validly tendered 2003 Note and properly delivered consent was $1,065.32, which was equal to the present value of $1,043.75 (the amount for which each 2003 Note could be repurchased at November 1, 1998, its earliest call date) and any interest payments due from the payment date to such call date, discounted using the yield rate of a chosen reference security plus a fixed spread. The total consideration offered for each validly tendered 2006 Note and properly delivered consent was $1,138.50, which was equal to the present value of $1,046.25 (the amount for which each 2003 Note could be repurchased at April

1, 2001, its earliest call date), and any interest payments due from the payment date to such call date, discounted using the yield rate of a chosen reference security plus a fixed spread. Holders who tendered in the 2003 Tender Offer and the 2006 Tender Offer prior to each respective expiration date for consents received a consent payment equal to 1% of the outstanding principal amount of notes tendered (included in the total consideration described above).

  On January 28, 1998, the expiration date for the 2003 Tender Offer and the 2006 Tender Offer, DT USA accepted for repurchase $145.6 million of 2003 Notes and $124.5 million of 2006 Notes. DT USA currently has $4.4 million aggregate principal amount of 2003 Notes and $0.3 million aggregate principal amount of 2006 Notes outstanding. DT USA repurchased $25,000 of 2003 Notes in the Change of Control Offer, which expired on March 17, 1998 and $0.2 million of 2006 Notes in a subsequent, privately negotiated transaction.

The June Refinancing

  In the June Refinancing (the "June Refinancing"), the Corporation (i) refinanced its outstanding indebtedness under its 12 1/4% Senior Notes due 2002 (the "Senior Notes") by consummating (a) the June Offering and subsequent September Exchange Offer, and (b) the Senior Notes Tender Offer and Consent Solicitation, and (ii) entered into the Credit Facility.

The Private Placement and September Exchange Offer

  On July 3, 1997, the Corporation issued $400 million of 9% Senior Subordinated Notes due 2007 (the "Privately Placed Notes") to Chase Securities Inc. ("Chase") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Private Placement") pursuant to an indenture dated as of July 1, 1997 among the Corporation, the guarantors named therein and Harris Trust & Savings Bank, as trustee (the "9% Notes Indenture"). Chase subsequently placed the Privately Placed Notes with qualified institutional buyers in reliance under Rule 144A under the Securities Act. The Privately Placed Notes accrued interest from their original issuance date at the rate of 9% per annum, and had customary provisions with respect to redemption (including optional redemption in the first three years in connection with one or more public equity offerings), changes in control, ranking, asset sales and other restrictive covenants. The Privately Placed Notes were unsecured senior subordinated obligations of the Corporation and were subordinated in right of payment to all existing and future senior indebtedness of the Corporation.

  Pursuant to a Registration Statement on Form S-4 (Reg. No. 333-32605) filed with the Commission on August 1, 1997 and declared effective on September 3, 1997, the Corporation offered to exchange $1,000 principal amount of its 9% Senior Subordinated Notes due 2007, Series B (the "9% Notes") for each $1,000 principal amount outstanding of the Privately Placed Notes (the "September Exchange Offer"). The September Exchange Offer was undertaken to comply with certain Registration Rights granted to holders of the Original Notes in connection with the Private Placement pursuant to the Registration Rights Agreement dated July 3, 1997. The form and terms of the 9% Notes offered in the September Exchange Offer are substantially the same as the form and terms of the Privately Placed Notes (which they replaced). The September Exchange Offer was consummated on October 3, 1997, with all $400 million principal amount of Privately Placed Notes being tendered for exchange.

Senior Notes Tender Offer and Consent Solicitation

  In connection with the Private Placement, pursuant to an independent Offer to Purchase and Consent Solicitation Statement dated June 5, 1997, the Corporation offered to repurchase all, but not less than a majority, of its outstanding Senior Notes (the "Senior Notes Tender Offer") at a price equal to $1,103.64 per $1,000 aggregate principal amount of Senior Notes. The price offered was equal to the present value on the payment date of $1,061.25 (the amount for which each Senior Note could be repurchased on July 15, 1998, its earliest call date) and any interest payments due from the payment date to such call date, discounted using the yield rate of a chosen reference security plus a fixed spread.

  The Corporation also solicited consents from the tendering holders of Senior Notes to certain proposed amendments to the Senior Notes indenture which eliminated substantially all of the protective covenants contained in that indenture. Holders who timely consented to the proposed amendments received a consent payment equal to 1% of their principal amount of Senior Notes ($10.00 per $1,000 principal amount). In response to the Senior Notes Tender Offer, which was consummated on July 3, 1997, the Corporation received tenders of, and consents relating to, all of its outstanding Senior Notes.

Credit Facility

  As part of the June Refinancing, the Corporation and certain of its subsidiaries entered into revolving credit facilities (the "Credit Facility"), dated July 3, 1997, with a group of lenders and with Chase Bank, as administrative agent (the "Agent"), by amending and restating its original credit facility dated May 15, 1996. Prior to the amendment consummated in connection with the Nonwovens Acquisition, the Credit Facility provided for aggregate borrowings of up to $325.0 million in term and revolving commitments.

Investment Banking Services and Relationship to Credit Facility

  Chase Securities Inc. and its affiliates perform various investment banking and commercial banking services on a regular basis for the Corporation and its affiliates. Mr. McGovern is a Managing Director in the Global Investment Banking Division of Chase Securities Inc. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is agent bank and a lender to the Corporation under the Amended Credit Facility. Chase Securities Inc. acted as Initial Purchaser for the February 1998 offering of the Corporation's 8 3/4% Senior Subordinated Notes due 2008, for the June 1997 offering of the Corporation's 9% Senior Subordinated Notes due 2007 and as Dealer Manager and Solicitation Agent for the June 1997 12 1/4% Senior Notes Tender Offer. In addition, Chase Securities Inc. acted as Dealer Manager and Solicitation Agent in connection with DT USA's 2003 Tender Offer and 2006 Tender Offer in December 1997, and as the Dealer Manager for the Dominon Tender Offer in the United States.

Right of First Refusal, Registration Agreement and Voting Agreement

  In June 1994, Messrs. Zucker and Boyd entered into an agreement with the Corporation pursuant to which Messrs. Zucker and Boyd granted to the Corporation the prior right to acquire any business identified by either of them (while employed by the Corporation), or their affiliates, engaged in, or planning to engage in, the manufacture and marketing of nonwoven and woven polyolefin fabrics for industrial and consumer applications or any other business then engaged in by the Corporation. To the extent the Corporation does not elect to pursue any such acquisition, Messrs. Zucker and Boyd are free to acquire such business.

  In June 1995, the Corporation and certain of the stockholders entered into an Amended and Restated Registration Agreement, pursuant to which such stockholders have the right, in certain circumstances and subject to certain conditions, to require the Corporation to register shares of the Corporation's Common Stock held by them under the Securities Act of 1933. Under the Registration Agreement, except in certain limited circumstances, the Corporation is obligated to pay all expenses in connection with such registration.

  In May 1996, certain of the Corporation's stockholders entered into an agreement (the "Voting Agreement") providing, among other things, for the nomination and voting for up to six directors of the Corporation by such stockholders. As of April 5, 1999, such stockholders owned approximately 48.5% of the outstanding Common Stock of the Corporation. Under the Voting Agreement, each of the stockholders thereto has agreed to vote its shares in favor of the Corporation's Chief Executive Officer and Executive Vice President, two nominees designated by GTC Fund III and two outside directors to be jointly designated by GTC Fund III and InterTech. Each director nominated by parties to the Voting Agreement may be removed only at the request of the party who nominated such director. The Voting Agreement terminates at such time as (a) GTC Fund III and its affiliates cease to own at least 10% of the Common Stock and (b) InterTech and its affiliates cease to own 10% of the Common Stock. The stockholders who are parties to the Voting Agreement hold, in the aggregate, a substantial amount of the voting power of the Corporation and thus, if acting in unison or in various combinations, could likely be able to elect a majority of the directors of the Corporation even if the Voting Agreement were not in place.

Other Transactions

  The Corporation's corporate headquarters are housed in space leased by InterTech from an affiliate of InterTech. A portion of the payments and other expenses, primarily insurance and allocated costs, are charged to the Corporation. Such amounts approximated $1.8 million during 1998.

  On September 1, 1993, ConX, Inc. ("ConX"), a subsidiary of InterTech, acquired a manufacturing facility in Vineland, New Jersey for the benefit of Technetics Group, Inc. ("Technetics"), a wholly owned subsidiary of FiberTech, and entered into a lease of the facility to Technetics at a base rate of $2.50 per square foot, subject to adjustment to account for inflation, which is comparable to similar properties in the area. During 1998, the Corporation paid ConX approximately $200,000 for use of the facility. The lease terminates on August 31, 2003 and is subject to a purchase option at termination. The leased facility consists of 83,500 square feet of manufacturing space and was acquired by ConX for $1,250,000.

                               PERFORMANCE GRAPH

  The following graph compares the Corporation's cumulative total stockholder return since the Common Stock became publicly traded on May 9, 1996 with the Russell 2000 Index and with selected companies that the Corporation believes are similar to the Corporation (the "1999 Peer Group"). The graph also shows the Standard & Poor's Industrials 400 Stock Index, which is the broad equity market index used in the comparison of total return reflected in the Corporation's 1998 Notice of Annual Meeting and Proxy Statement, and the Corporation's peer group of selected companies (the "1998 Peer Group") to which the Corporation compared itself in its 1998 Notice of Annual Meeting and Proxy Statement. The Corporation believes that the Russell 2000 Index and the 1999 Peer Group are comprised of companies that are more comparable to the Corporation than those companies contained in the Standard & Poor's Industrials 400 Stock Index and the 1998 Peer Group. The Corporation's 1999 Peer Group is comprised of the following companies: Dexter Corporation, Lydall Corporation, Millipore Corporation, Pall Corporation and Synthetic Industries, Inc. The Corporation's 1998 Peer Group was selected from the Standard & Poor's Manufacturing-Specialties Index, and was comprised of: Avery Dennison Corporation, Briggs & Stratton Corporation, Millipore Corporation, Pall Corporation and Parker Hannifin Corporation.

                          Comparison of Total Return*
  Polymer Group, Inc., Russell 2000 Index, Standard & Poor's Industrials 400
           Stock Index, the 1999 Peer Group and the 1998 Peer Group

                       [Performance Chart appears here]

                   5/9/96  6/30/96  9/30/96  12/31/96  3/31/97  6/30/97   9/30/97  12/31/97  3/31/98  6/30/98  9/30/98  12/31/98
--------------------------------------------------------------------------------------------------------------------------------
Polymer Group,
 Inc.             $100.00   97.22    77.78      77.11    73.61    89.61    71.56     52.78     72.56    63.22    43.78    55.22
1999 Peer Group   $100.00   94.91   102.22      99.29    94.51    97.68   103.18     90.65     92.20    79.30    72.95    90.06
1998 Peer Group   $100.00   95.14    99.39     102.60   106.41   121.10   125.69    124.74    138.33   121.35   104.79   118.05
Russell 2000
 Index            $100.00   99.67   100.01     105.21    99.77   115.95   133.18    128.72    141.67   135.06   107.85   125.11
S&P Industrials   $100.00  102.91   105.62     113.57   116.58   137.31   146.51    148.80    170.70   176.77   163.02   198.95

--------
*Total Return assumes reinvestment of dividends.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the annual meeting in 2000 must be received by the Secretary of the Corporation, at the address below, not later than December 31, 1999 to be considered for inclusion in the Corporation's 2000 proxy materials.

                            ADDITIONAL INFORMATION

  This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, telefax, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

  The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as filed with the Securities and Exchange Commission, including the financial statements and the schedule thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Robert Johnson, Director of Investor Relations, at the address below. A list of shareholders entitled to vote on matters at the Annual Meeting will be available for inspection at the Corporation's headquarters beginning on May 10, 1999.

  Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By order of the Board of Directors

                                          /s/  James G. Boyd
                                          James G. Boyd
                                          Secretary

Polymer Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405
April 14, 1999

PROXY

                      Solicited by the Board of Directors
                              POLYMER GROUP, INC.
                              4838 Jenkins Avenue
                     North Charleston, South Carolina 29405

                      1999 Annual Meeting of Stockholders

  The undersigned hereby appoints Jerry Zucker and James G. Boyd, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Polymer Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held May 20, 1999 and at any adjournment or postponements thereof, with all the powers the undersigned would possess if present, with respect to the following:

  1. Election of directors:      [_] FOR the nominees      [_] WITHHOLD
AUTHORITY

      David A. Donnini      Duncan M. O'Brien, Jr.      L. Glenn Orr, Jr.

 To withhold authority for an individual nominee, draw a line through his name.

  2. Ratification of the appointment of Ernst & Young LLP as the Corporation's independent public accountants:

                   [_] FOR      [_] AGAINST      [_] ABSTAIN
  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any item, this proxy will be voted for all nominees and for Item 2.

  Please return your executed form as soon as possible in the envelope provided to First
Union National Bank, Attention: Proxy
Tabulation, P.O. Box 217950, Charlotte, North
Carolina 28254-3555.

                                                 Please sign exactly as name
                                                 appears on this Proxy. Joint
                                                 owners should each sign.
                                                 Trustees, executors, etc.
                                                 should indicate the capacity
                                                 in which they are signing.

                                                 ------------------------------
                                                 Signature                Date

                                                 ------------------------------
                                                 Signature                Date